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                                                                      EXHIBIT 23


                         INDEPENDENT AUDITORS' CONSENT


We consent to the incorporation by reference in Registration Statement No. 333-54256 of Reliant Energy Resources Corp. on Form S-3 of our report dated March 28, 2002, July 3, 2002, as to the effects of the restatement discussed in
Note 1 (which expresses an unqualified opinion and includes explanatory paragraphs relating to the restatement described in Note 1 and the change in method of accounting for derivatives and hedging activities), appearing in this Amendment No. 1 to the Annual Report on Form 10-K/A of Reliant Energy Resources Corp. for the year ended December 31, 2001.


DELOITTE & TOUCHE LLP


Houston, Texas
July 15, 2002